Filed Pursuant to Rule 433

Registration No. 333-221035

October 24, 2018

Pricing Term Sheet

€2,100,000,000

The Procter & Gamble Company

€800,000,000 0.625% Notes due 2024

€800,000,000 1.200% Notes due 2028

€500,000,000 1.875% Notes due 2038

0.625% Notes due 2024

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€800,000,000

Maturity Date:	October 30, 2024

Mid-swap rate:	0.501%

Spread to mid-swap rate:	+17 basis points

Yield to Maturity:	0.671%

Coupon (Interest Rate):	0.625%

Price to Public (Issue Price):	99.730% of principal amount

Reference Government security:	1.000% due August 15, 2024

Reference Government security price/yield:	106.33%; -0.088%

Spread to reference Government security:	+75.9 basis points

Interest Payment Date:	October 30, commencing October 30, 2019

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 15 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 24, 2018

Settlement Date:	October 30, 2018, which is the fourth business day (as defined in applicable SEC rules) following the trade date specified above (such settlement cycle being referred to as “T+4”). Purchasers should note that the ability to settle secondary market trades of the notes effected on any date prior to two business days before delivery of the notes may be affected by the T+4 settlement.

Common Code:	190075010

ISIN:	XS1900750107

CUSIP:	742718 FC8

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Citigroup Global Markets Limited Goldman Sachs & Co. LLC HSBC Bank plc

Senior Co-Managers:	Deutsche Bank AG, London Branch
Morgan Stanley & Co. International plc

Co-Managers:	Barclays Bank PLC
J.P. Morgan Securities plc
Merrill Lynch International
MUFG Securities EMEA plc
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
ING Bank N.V. Belgian Branch
Wells Fargo Securities International Limited
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC-Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

1.200% Notes due 2028

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€800,000,000

Maturity Date:	October 30, 2028

Mid-swap rate:	0.967%

Spread to mid-swap rate:	+27 basis points

Yield to Maturity:	1.237%

Coupon (Interest Rate):	1.200%

Price to Public (Issue Price):	99.654% of principal amount

Reference Government security:	0.250% due August 15, 2028

Reference Government security price/yield:	98.64%; 0.392%

Spread to reference
Government security:	+84.5 basis points

Interest Payment Date:	October 30, commencing October 30, 2019

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 15 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 24, 2018

Settlement Date:	October 30, 2018, which is the fourth business day (as defined in applicable SEC rules) following the trade date specified above (such settlement cycle being referred to as “T+4”). Purchasers should note that the ability to settle secondary market trades of the notes effected on any date prior to two business days before delivery of the notes may be affected by the T+4 settlement.

Common Code:	190075281

ISIN:	XS1900752814

CUSIP:	742718 FD6

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
HSBC Bank plc

Senior Co-Managers:	Deutsche Bank AG, London Branch
Morgan Stanley & Co. International plc

Co-Managers:	Barclays Bank PLC
J.P. Morgan Securities plc
Merrill Lynch International
MUFG Securities EMEA plc
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
ING Bank N.V. Belgian Branch
Wells Fargo Securities International Limited
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC-Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

1.875% Notes due 2038

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€500,000,000

Maturity Date:	October 30, 2038

Mid-swap rate:	1.468%

Spread to mid-swap rate:	+45 basis points

Yield to Maturity:	1.918%

Coupon (Interest Rate):	1.875%

Price to Public (Issue Price):	99.291% of principal amount

Reference Government security:	4.000% due January 4, 2037

Reference Government security price/yield:	154.76%; 0.764%

Spread to reference Government security:	+115.4 basis points

Interest Payment Date:	October 30, commencing October 30, 2019

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 20 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 24, 2018

Settlement Date:	October 30, 2018, which is the fourth business day (as defined in applicable SEC rules) following the trade date specified above (such settlement cycle being referred to as “T+4”). Purchasers should note that the ability to settle secondary market trades of the notes effected on any date prior to two business days before delivery of the notes may be affected by the T+4 settlement.

Common Code:	190075290

ISIN:	XS1900752905

CUSIP:	742718 FE4

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
HSBC Bank plc

Senior Co-Managers:	Deutsche Bank AG, London Branch
Morgan Stanley & Co. International plc

Co-Managers:	Barclays Bank PLC
J.P. Morgan Securities plc
Merrill Lynch International
MUFG Securities EMEA plc
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
ING Bank N.V. Belgian Branch
Wells Fargo Securities International Limited
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC-Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or HSBC Bank plc toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.